SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT ("Seventh Amendment") is executed this 19th day of July, 2006 ("Effective Date"), by and between U.S. PREMIUM BEEF, LLC, a limited liability company formed under the laws of the State of Delaware (successor, by merger, to U.S. Premium Beef, Ltd.), ("Borrower"), whose mailing address is 12200 North Ambassador Drive, Suite 501, Kansas City, Missouri 64163, and COBANK, ACB ("CoBank"), as agent for the benefit of the Syndication Parties (in that capacity, "Agent"), whose mailing address is 5500 South Quebec Street, Greenwood Village, Colorado 80111.

RECITALS

A.      CoBank, as Agent and as a Syndication Party (collectively, the present and future Syndication Parties shall be referred to herein as the "Syndication Parties" and, each, a "Syndication Party") and Borrower's predecessor, U.S. Premium Beef, Ltd. ("Original Borrower Entity"), entered into that certain Credit Agreement (Term Loan) dated as of November 25, 1997, as amended by that certain First Amendment to Credit Agreement (Term Loan) dated effective as of March 21, 2000, as amended by that certain Second Amendment to Credit Agreement (Term Loan) dated effective as of August 24, 2001, as amended by that certain Third Amendment to Credit Agreement dated effective as of August 29, 2002, as amended by that certain Fourth Amendment to Credit Agreement dated effective as of August 6, 2003, as amended by that certain Fifth Amendment to Credit Agreement dated effective as of September 29, 2004, and as amended by that certain Sixth Amendment to Credit Agreement dated effective as of June 20, 2006 (as so amended and as further amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement") pursuant to which the Syndication Parties agreed to make a term loan to Original Borrower Entity under the terms and conditions set forth in the Credit Agreement.

B.      Borrower has requested that the Syndication Parties amend the Credit Agreement provisions with respect to distributions to equity holders, which the Syndication Parties are willing to do under the terms and conditions as set forth in this Seventh Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.                  Amendments to Credit Agreement.  The Credit Agreement is amended as of the Effective Date as follows:

1.1       A new Section 1.136 is added to Article I, reading as follows:

1.136   Excessive Distribution:  shall have the meaning set forth in Section 13.11.

1.2       Section 13.11 is amended in its entirety to read as follows:

13.11 Payment of Dividends.  Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction or capital or otherwise) in respect of any such shares or retire capital equities or other written notices of allocation, or make any other distribution or allocation of its earnings, surplus or assets to any holder of stock, allocated equities or other written notices of allocation, or agree to do any of the foregoing; provided that prior to the Conversion Date, Borrower may: (a) refund any Unit Retains and/or pay interest on Unit Retains so long as such interest payments are treated as expenses to be deducted from income in the calculation of the Debt Service Coverage Ratio; (b) distribute patronage-sourced earnings annually in the form of cash and qualified written notices of allocation, so long as the cash portion is the minimum amount required to qualify the distribution as a deductible patronage distribution for federal income tax purposes, and such written notices constitute equity and not debt; (c) during any fiscal year of Borrower retire written notices of allocation issued during any previous fiscal year, and (d) redeem or retire the interests of retiring and/or terminated members, and provided further that (e) on and after the Conversion Date, so long as Borrower is treated as a partnership for tax purposes, Borrower shall be entitled to make distributions to its members (i) on account of the federal and state income taxes that would be assessed to such members based on Borrower's income, provided that the aggregate amount of all such distributions in any calendar year may not exceed the amount of such income which would be taxable to such members for such calendar year, multiplied by the maximum applicable state and federal income tax rate for the calendar year in which taxed, and (ii) without duplication of any amount included within clause (e)(i), equal to the amount, up to an aggregate of $2,000,000.00 in distributions under this clause (e)(ii) for all members, of federal and state income taxes that would be assessed to such member on account of the transfer of assets and liabilities occurring in connection with the Permitted Conversion Transaction; so long as, in the case of (a), (b), (c), (d) and/or (e), Borrower will, after taking into account any such payments, satisfy the requirements of Section 12.19 hereof as of the end of the Quarter during which such payments or refunds will be made; and provided that in the event that, with respect to any calendar year commencing on or after January 1, 2006, Borrower makes any distribution to its members pursuant to clause (e)(i) of this Section based on an estimate of the amount of Borrower's income which would be taxable to Borrower's members for such calendar year, and, subsequently, under the applicable federal income tax return of Borrower as filed, Borrower's members are in fact taxed based on a lesser amount of income, resulting in a distribution to its members of an amount in excess of the amount allowed pursuant to clause (e)(i) of this Section ("Excess Distribution"), the amount of such Excess Distribution shall be deducted from the amount which could otherwise be distributed to its members during the following calendar years until such Excess Distribution has been fully deducted.

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2.                  Conditions to Effectiveness of this Seventh Amendment.  The effectiveness of this Seventh Amendment is subject to satisfaction, in Agent's sole discretion, of each of the following conditions precedent:

2.1    Representations and Warranties.  The representations and warranties of Borrower shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

2.2    No Event of Default.  No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Seventh Amendment.

2.3    Costs and Expenses.  Borrower shall have reimbursed Agent for all of its costs and expenses incurred in connection with this Seventh Amendment, including attorney's fees to Agent's counsel.

3.                  General Provisions.

3.1    No Other Modifications.  The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2    Successors and Assigns.  This Seventh Amendment shall be binding upon and inure to the benefit of Borrower and Agent, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder.

3.3     Definitions.  Capitalized terms used, but not defined, in this Seventh Amendment shall have the meaning set forth in the Credit Agreement.

3.4      Severability.  Should any provision of this Seventh Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Seventh Amendment and all remaining provisions of this Seventh Amendment shall be fully enforceable.

3.5      Governing Law.  To the extent not governed by federal law, this Seventh Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6      Headings.  The captions or headings in this Seventh Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Seventh Amendment.

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3.7      Counterparts.  This Seventh Amendment may be executed in any number of counterparts and by different parties to this Seventh Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax or facsimile or by e-mail transmission of an Adobeâ file format document (also known as a PDF file), shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable.  Any party delivering an executed counterpart of this Seventh Amendment by telefax or telefacsimile, or by e-mail transmission of an Adobe file format document also shall deliver an original executed counterpart of this Seventh Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Seventh Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to Credit Agreement to be executed as of the Effective Date.

BORROWER:

U.S. PREMIUM BEEF, LLC, a limited liability company formed under the laws of the State of Delaware

By: /s/ Steven D. Hunt Name: Steven D. Hunt Title: Chief Executive Officer

AGENT:

COBANK, ACB

By: /s/ Jim Stutzman Name: Jim Stutzman Title: Vice President, Corporate Finance Division

SYDICATION PARTY:

COBANK, ACB

By: /s/ Jim Stutzman Name: Jim Stutzman Title: Vice President, Corporate Finance Division

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